Exhibit 2.616 - Security over Cash Agreement dated 1 November 2013 given by Beverage Packaging Holdings (Luxembourg) III S.a. r.l. in favour of the Bank of New York Mellon

EXECUTION VERSION

DATED 1 NOVEMBER 2013

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) III S.A R.L.
IN FAVOUR OF
THE BANK OF NEW YORK MELLON
AS THE COLLATERAL AGENT

SECURITY OVER CASH AGREEMENT

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

CONTENTS
Clause    Page

1.	Definitions and Interpretation 1

2.	Covenant to Pay 6

3.	Security over the Deposits 6

4.	Notice of Assignment 7

5.	Further Advances 7

6.	Deposit 8

7.	Company’s Representations and Undertakings 9

8.	Further Assurance 10

9.	Power of Attorney 10

10.	Security Enforcement 11

11.	Receivers 13

12.	Effectiveness of Collateral 16

13.	Indemnity 19

14.	Application of Proceeds 19

15.	Other Security Interests 19

16.	Suspense Accounts 20

17.	Currency Indemnity 20

18.	Assignment 21

19.	Disclosure 21

20.	Collateral Agent Successors 21

21.	Waivers and Counterparts 22

22.	Counterparts 22

23.	Law 22

24.	Enforcement 22

Schedule 1 Form of Notice of Assignment	24

THIS AGREEMENT is made by way of deed on 1 November 2013 BETWEEN:

(1)
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) III S.A R.L., a société à responsabilité limitée incorporated and existing under Luxembourg law, with registered office at 6C, rue Gabriel Lippmann, L - 5365 Munsbach, registered with the register of commerce and companies of Luxembourg under number B128135, and having a share capital of EUR 404,969,325 (the "Company"); and

(2)	THE BANK OF NEW YORK MELLON in its capacity as collateral agent as appointed under the First Lien Intercreditor Agreement for the Secured Parties (the "Collateral Agent").
RECITALS:

(A)
Further to the Credit Agreement (as defined below) certain lenders and financial institutions have made available to the borrowers therein certain facilities (the "Facilities") on the terms set out in the Credit Agreement.

(B)
Further to each of the 2010 Senior Secured Notes Indenture, the February 2011 Senior Secured Notes Indenture, the August 2011 Senior Secured Notes Indenture and the September 2012 Senior Secured Notes Indenture (each as defined below), each 2010 Issuer, each February 2011 Issuer, each August 2011 Issuer and each September 2012 Issuer (each as defined below) have issued certain notes under such indentures, respectively (together, the "Notes").

(C)	The Company intends to provide security in respect of the Facilities and the Notes.

(D)	It is intended by the parties to this Agreement that this document will take effect as a deed despite the fact that a party may only execute this Agreement under hand.

(E)	The Collateral Agent is acting under and holds the benefit of the rights conferred upon it in this Agreement on trust for the Secured Parties.
IT IS AGREED as follows:

1.	Definitions and Interpretation

1.	Definitions
In this Agreement:
"2010 Issuers" means the "Issuers" under, and as defined in, the 2010 Senior Secured Notes Indenture, including their successors in interest.
"2010 Senior Secured Notes Indenture" means the indenture dated 15 October 2010 between, among others, the Escrow Issuers and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time and to which the 2010 Issuers have or will become a party as issuers by way of the Escrow Issuers merging into the 2010 Issuers.

"Account" means the Euro denominated account with account number F10-741-805096 (IBAN GB23MHCB40506910805096) (and any renewal or redesignation or substitution of such account) maintained with the Account Bank by the Company, the USD denominated account with account number F10-741-145030 (IBAN GB92MHCB40506910145030) (and any renewal or redesignation or substitution of such account) maintained with the Account Bank by the Company and any account opened or maintained by the Company in England and Wales with any other person (and any replacement account or subdivision or sub-account of that account).
"Account Bank" means Mizuho Bank, Ltd., London Branch.
"Additional Agreement" has the meaning given to such term in the First Lien Intercreditor Agreement.
"Agreed Security Principles" has the meaning given to such term in the Credit Agreement, the 2010 Senior Secured Notes Indenture, the February 2011 Senior Secured Notes Indenture, the August 2011 Senior Secured Notes Indenture and the September 2012 Senior Secured Notes Indenture, to the extent of any inconsistency, the meaning in the Credit Agreement prevails.
"Applicable Representative" has the meaning given to such term in the First Lien Intercreditor Agreement.
"August 2011 Escrow Issuers" means RGHL US Escrow II Inc. and RGHL US Escrow II LLC, including their successors in interest.
"August 2011 Issuers" means the "Escrow Issuers" under, and as defined in, the August 2011 Senior Secured Notes Indenture, including their successors in interest.
"August 2011 Senior Secured Notes Indenture" means the indenture dated 9 August 2011 between, among others, the August 2011 Escrow Issuers and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time and to which Reynolds Group Issuer Inc., Reynolds Group Issuer LLC and Reynolds Group Issuer (Luxembourg) S.A. became a party as issuers by way of RGHL US Escrow II Inc. and RGHL US Escrow II LLC merging with and into Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC respectively, and one or more supplemental indentures being entered into between, among others, the August 2011 Escrow Issuers, Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent.
"Collateral Rights" means all rights, powers and remedies of the Collateral Agent provided by or pursuant to this Agreement or by law.
"Credit Agreement" means the third amended and restated credit agreement dated 28 September 2012 among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings LLC, SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V., Pactiv LLC, SIG Austria Holding GmbH, Beverage Packaging Holdings (Luxembourg) III S.à r.l., Evergreen Packaging Inc. and Reynolds Consumer Products Inc. as borrowers, Reynolds Group Holdings Limited, the guarantors from time to time party thereto, the lenders from time to time party thereto and Credit Suisse AG as administrative agent, as further amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.
"Delegate" means a delegate or sub-delegate appointed pursuant to Clause 11.8 (Delegation) of this Agreement.
"Deposit" means the credit balance from time to time on an Account and all rights, benefits and proceeds in respect of the credit balance of such Account.
"Enforcement Event" means an "Event of Default" under, and as defined in, the First Lien Intercreditor Agreement.
"Escrow Issuers" means RGHL US Escrow I Inc., RGHL US Escrow I LLC and RGHL Escrow Issuer (Luxembourg) I S.A., including their successors in interest."
"February 2011 Issuers" means the "Issuers" under, and as defined in, the February 2011 Senior Secured Notes Indenture, including their successors in interest.
"February 2011 Senior Secured Notes Indenture" means the indenture dated 1 February 2011 between, among others, the February 2011 Issuers and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.
"First Lien Intercreditor Agreement" means the First Lien Intercreditor Agreement dated 5 November 2009 between, among others, the Collateral Agent, The Bank of New York Mellon, as trustee under the 2010 Senior Secured Notes Indenture, the February 2011 Senior Secured Notes Indenture, the August 2011 Senior Secured Notes Indenture and the September 2012 Senior Secured Notes Indenture, Credit Suisse AG, as administrative agent under the Credit Agreement, and the Loan Parties, as further amended, novated, supplemented, restated or modified from time to time.
"Group" means Reynolds Group Holdings Limited and each of its subsidiaries from time to time.
"Intercreditor Arrangements" means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties' Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.

"Lien" has the meaning given to such term in the First Lien Intercreditor Agreement.
"Loan Documents" means the "Credit Documents" under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties' Agent and the Collateral Agent as a Loan Document.
"Loan Parties" means the "Grantors" under, and as defined in, the First Lien Intercreditor Agreement.
"Loan Parties' Agent" means Reynolds Group Holdings Limited.
"Notice of Assignment" means a notice of assignment substantially in the form of Schedule 1 (Form of Notice of Assignment).
"Principal Finance Documents" means the Credit Agreement, the 2010 Senior Secured Notes Indenture, the February 2011 Senior Secured Notes Indenture, the August 2011 Senior Secured Notes Indenture, the September 2012 Senior Secured Notes Indenture, the Intercreditor Arrangements and any Additional Agreement.
"Receiver" means a receiver or receiver and manager or, where permitted by law, an administrative receiver of the whole or any part of the Deposits and that term will include any appointee made under a joint and/or several appointment.
"Secured Liabilities" means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities.
"Secured Parties" means the "Secured Parties" under, and as defined in, the First Lien Intercreditor Agreement.
"Security Documents" means the "Security Documents" under, and as defined, in, the First Lien Intercreditor Agreement.
"September 2012 Issuers" means the "Issuers" under, and as defined in, the September 2012 Senior Secured Notes Indenture, including their successors in interest.
"September 2012 Senior Secured Notes Indenture" means the indenture dated 28 September 2012 among the September 2012 Issuers and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.

2.	Terms defined in the First Lien Intercreditor Agreement
Unless defined in this Agreement or the context otherwise requires, a term defined in the First Lien Intercreditor Agreement has the same meaning in this Agreement or any notice given under or in connection with this Agreement.

3.	Construction

(a)
The rules of interpretation contained in Section 1.01 of the First Lien Intercreditor Agreement will apply as if incorporated in this Agreement or in any notice given under or in connection with this Agreement.

(b)
Any reference to the "Collateral Agent", the "Company", the "Loan Parties' Agent" or the "Secured Parties" shall be construed so as to include its or their (and any subsequent) successors and any permitted transferees in accordance with their respective interests.

(c)	References in this Agreement to any Clause or Schedule shall be to a clause or schedule contained in this Agreement unless a contrary intention appears.

(d)
This Agreement is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Agreement and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.

4.	Third Party Rights
Other than a Delegate or Receiver, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy any benefit of any term of this Agreement.

5.	Collateral Agent’s Actions and Authority
The Company acknowledges and agrees that the Collateral Agent’s actions under this Agreement are on the basis of authority conferred under the Principal Finance Documents to which the Collateral Agent is a party, and on directions of the Applicable Representative. In so acting, the Collateral Agent shall have, subject to the terms of the Principal Finance Documents, the protections, immunities, rights, indemnities and benefits conferred on a collateral agent under the Principal Finance Documents.

2.	Covenant to Pay
The Company covenants with the Collateral Agent acting in its own right and on behalf and for the benefit of the Secured Parties that it shall on demand of the Collateral Agent pay the Secured Liabilities (whether for its own account or on behalf and for the benefit of the Secured Parties) including any liability to pay Secured Liabilities in respect of any further advances made under the Loan Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or as surety or in some other capacity) and the Company shall pay to the Collateral Agent when due and payable every sum of the Secured Liabilities at any time owing, due or incurred by the Company to the Collateral Agent (whether for its own account or on behalf and for the benefit of the Secured Parties) or any of the other Secured Parties in respect of any such liabilities, provided that neither such covenant nor the security constituted by this Agreement shall extend to or include any liability or sum which would, but for this proviso, cause such covenant or security to be unlawful or prohibited by any applicable law.

3.	Security over the Deposits

1.	Assignment
The Company assigns absolutely with full title guarantee to the Collateral Agent as security agent for the Secured Parties all of its right, title and interest in each Deposit (subject to obtaining any necessary consent to that assignment from any third party) as security for the payment and discharge of the Secured Liabilities.

2.	Release
The security constituted by this Agreement shall be released, reassigned and cancelled:

(a)
by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Company, upon the Secured Liabilities being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Company or any other person under any of the Loan Documents; or

(b)	in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under English law).

4.	Notice of Assignment
The Company shall deliver to the Account Bank (or procure delivery of) a Notice of Assignment duly executed by, or on behalf of, the Company on the date of this Agreement and shall use all reasonable endeavours to procure that the Notice of Assignment is acknowledged by the Account Bank.

5.	Further Advances

(a)
Subject to the terms of the Loan Documents, each Lender (as defined in the Credit Agreement) is under an obligation to make further Loans (as defined in the Credit Agreement) to the Loan Parties and that obligation shall be deemed to be incorporated into this Agreement as if set out in this Agreement.

(b)
Subject to the terms of the Loan Documents, each 2010 Issuer may issue Additional Senior Secured Notes (as defined in the 2010 Senior Secured Notes Indenture) and the obligations in respect of such Additional Senior Secured Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.

(c)
Subject to the terms of the Loan Documents, each February 2011 Issuer may issue Additional Senior Secured Notes (as defined in the February 2011 Senior Secured Notes Indenture) and the obligations in respect of such Additional Senior Secured Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.

(d)
Subject to the terms of the Loan Documents, each August 2011 Issuer may issue Additional Senior Secured Notes (as defined in the August 2011 Senior Secured Notes Indenture) and the obligations in respect of such Additional Senior Secured Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.

(e)
Subject to the terms of the Loan Documents, each September 2012 Issuer may issue Additional Senior Secured Notes (as defined in the September 2012 Senior Secured Notes Indenture) and the obligations in respect of such Additional Senior Secured Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.

6.	Deposit

1.	Notification and No Variation
The Company, during the subsistence of this Agreement:

(a)	shall promptly deliver to the Collateral Agent details of any material change made to any Account which holds a Deposit; and

(b)
shall not unless permitted under the Principal Finance Documents permit or agree to any variation of the rights attaching to any Deposit or close any Account holding a Deposit (other than an Account that is no longer used by the Company and which has a nil balance) without the Collateral Agent’s prior written consent.

2.	Operation Before Enforcement Event
Subject to the terms of the Principal Finance Documents and this Clause 6 (Deposit), if an Enforcement Event is not continuing, the Company shall be entitled to pay into, receive, withdraw, transfer or otherwise deal with all or any part of any Deposit or any Account unless such withdrawal, or transfer or dealing would cause an Enforcement Event to occur.

3.	Operation After Enforcement Event
If an Enforcement Event has occurred and is continuing, the Company shall not be entitled to receive, withdraw, transfer or otherwise deal with all or any part of any Deposit except with the prior written consent of the Collateral Agent (acting on the instructions of the Applicable Representative).

4.	Collateral Agent Rights
If an Enforcement Event has occurred and is continuing, the Collateral Agent may in its absolute discretion or shall, if so instructed by the Applicable Representative, without notice or further demand, exercise from time to time all rights, powers and remedies held by it as assignee of the Deposits and to:

(a)	demand and receive all and any monies due under or arising out of any Deposit;

(b)	exercise in relation to any Deposit all such rights as the Company was then entitled to exercise in relation to that Deposit or might, but for the terms of this Agreement, exercise; and

(c)
except to the extent prohibited by law, apply, set off or transfer any or all of the Deposits in or towards the payment or other satisfaction of the Secured Liabilities or any part of them in accordance with Clause 14 (Application of Proceeds).

7.	Company’s Representations and Undertakings

1.	Representation

(a)	Establishments
The Company represents on and as at the date of this Agreement that it has not registered any "establishments" (as that term is defined in Part 1 of The Overseas Companies Regulations 2009) with the Registrar of Companies or, if it has so registered, it has provided to the Collateral Agent sufficient details to enable an accurate search against it to be undertaken by the Secured Parties at the Companies Registry.

(b)	Ownership of Deposit
The Company represents on and as at the date of this Agreement that: (i) it is the sole legal and beneficial owner of each Deposit, free and clear of all Liens, subject to any Liens permitted pursuant to Section 6.02(u) (Liens) of the Credit Agreement or any similar Liens or any Lien created by this Agreement; and (ii) it has not sold or disposed of or granted any Lien over any of its right, title and interest in any Deposit, in each case other than as permitted by the Loan Documents and other than pursuant to this Agreement.

2.	Undertakings

(a)	Disposals
Unless permitted by this Agreement or the Principal Finance Documents, the Company shall not, if an Enforcement Event has occurred and is continuing, enter into a single transaction or a series of transactions (whether related or not) and whether voluntarily or involuntarily, to sell, transfer or otherwise dispose of or otherwise deal with the whole or any part of any Deposit.

(b)	Negative Pledge
Unless permitted by this Agreement or the Principal Finance Documents, the Company shall not create or permit to subsist any Lien on any part of the Deposits without the prior written consent of the Collateral Agent (acting on the instructions of the Applicable Representative).

(c)	Dormant Account
The Company shall ensure that any Account holding Deposits which are the subject of the security constituted by this Agreement is not and does not become a dormant account within the meaning of the Dormant Bank and Building Society Accounts Act 2008.

8.	Further Assurance

1.	Covenant for Further Assurance

(a)	The covenant set out in Section 2(1)(b) of the Law of Property (Miscellaneous Provisions) Act 1994 shall extend to include the obligations set out in Clause 8.1(b) below.

(b)
Subject to the Agreed Security Principles, the Company will promptly at its own cost do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Collateral Agent may specify (acting on the instruction of the Applicable Representative) (and in such form as the Collateral Agent, acting on the instruction of the Applicable Representative, may require in favour of the Collateral Agent or its nominee(s) or Delegate):

(i)
to perfect the security created or intended to be created in respect of the Deposits (which may include the execution by the Company of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, the Deposits), or for the exercise of the Collateral Rights; and/or

(ii)	to facilitate the realisation of each Deposit.

9.	Power of Attorney

1.	Appointment and Powers
The Company by way of security irrevocably appoints the Collateral Agent and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:

(a)
carrying out any obligation imposed on the Company by this Agreement or any other agreement binding on the Company to which the Collateral Agent is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the assets subject to the security created by this Agreement); and

(b)
enabling the Collateral Agent and any Receiver to exercise, or delegate the exercise of, all or any of the Collateral Rights (including, if an Enforcement Event has occurred and is continuing, the exercise of any right of a legal or beneficial owner of each Deposit), provided always that the Collateral Agent may only be entitled to exercise the powers conferred upon it by the Company under this Clause 9.1 if

(i)	an Enforcement Event has occurred and is continuing; and/or

(ii)
the Collateral Agent has received notice from the Applicable Representative, the Loan Parties' Agent and/or the Company that the Company has failed to comply with a further assurance or perfection obligation within 10 Business Days of the Company being notified of that failure (with a copy of that notice being sent to the Loan Parties' Agent), provided further that the Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Company under this Clause 9.1 unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.

2.	Ratification
The Company shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers.

10.	Security Enforcement

1.	Time for Enforcement
If an Enforcement Event has occurred and is continuing, or if a petition or application is presented for the making of an administration order in relation to the Company, or if any person who is entitled to do so gives written notice of its intention to appoint an administrator of the Company or files such a notice with the court or is requested to do so by the Company, save to the extent that such petition, application, notice or filing is not made by a member of the Group or any director of any member of the Group and is frivolous or vexatious and is stayed, dismissed or withdrawn within 4 Business Days of such petition, application, notice or filing being made, the security created by or pursuant to this Agreement is immediately enforceable and the Collateral Agent may, without notice to the Company or prior authorisation from any court, in its absolute discretion and shall, if so instructed by the Applicable Representative:

(a)
secure and perfect its title to all or any part of the Deposits (including transferring the same into the name of the Collateral Agent or its nominee(s)) or otherwise exercise in relation to the Deposits all the rights of an absolute owner;

(b)
enforce all or any part of the security created by or pursuant to this Agreement (at the times, in the manner and on the terms it thinks fit) and appropriate, hold, sell or otherwise dispose of all or any part of the Deposits (at the time, in the manner and on the terms it thinks fit (including whether for cash or non-cash consideration)); and

(c)
whether or not it has appointed a Receiver, exercise all or any of the powers, authorisations and discretions conferred by the Law of Property Act 1925 (as varied or extended by this Agreement) on chargees and by this Agreement on any Receiver or otherwise conferred by law on chargees or Receivers.

2.	Power of sale

(a)
The power of sale or other disposal conferred on the Collateral Agent and on the Receiver by this Agreement shall operate as a variation and extension of the statutory power of sale under Section 101 of the Law of Property Act 1925 and such power shall arise (and the Secured Liabilities shall be deemed due and payable for that purpose) on execution of this Agreement.

(b)
The restrictions contained in Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Agreement or to the exercise by the Collateral Agent of its right to consolidate all or any of the security created by or pursuant to this Agreement with any other security in existence at any time or to its power of sale which powers may be exercised by the Collateral Agent without notice to the Company on or at any time if an Enforcement Event has occurred and is continuing.

3.	Collateral Agent’s liability
Neither the Collateral Agent nor any Receiver will be liable to account as a mortgagee or mortgagee in possession in respect of any Deposit or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever in connection with any Deposit for which a mortgagee or mortgagee in possession might as such be liable.

4.	Right of Appropriation
To the extent that any Deposit constitutes "financial collateral" and this Agreement and the obligations of the Company hereunder constitute a "security financial collateral arrangement" (in each case as defined in, and for the purposes of, the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226) (the "Regulations") the Collateral Agent shall have the right if an Enforcement Event has occurred and is continuing to appropriate all or any part of such financial collateral in or towards discharge of the Secured Liabilities and may exercise such right to appropriate upon giving written notice to the Company. For this purpose, the parties agree that the value of such financial collateral so appropriated shall be the amount of such Deposit, together with any accrued but unposted interest that is paid in relation to such Deposit, at the time the right of appropriation is exercised. The parties further agree that the method of valuation provided for in this Agreement shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.

5.	Statutory powers
The powers conferred by this Agreement on the Collateral Agent are in addition to and not in substitution for the powers conferred on mortgagees and mortgagees in possession under the Law of Property Act 1925, the Insolvency Act 1986 or otherwise by law and in the case of any conflict between the powers contained in any such Act and those conferred by this Agreement the terms of this Agreement will prevail.

11.	Receivers

1.	Appointment and Removal
If an Enforcement Event has occurred and is continuing or if a petition or application is presented for the making of an administration order in relation to the Company, or if any person who is entitled to do so gives written notice of its intention to appoint an administrator of the Company or files such a notice with the court or is requested to do so by the Company, save to the extent that such petition, application, notice or filing is not made by a member of the Group or any director of any member of the Group and is frivolous or vexatious and is stayed, dismissed or withdrawn within 4 Business Days of such petition, application, notice or filing being made the Collateral Agent may by deed or otherwise (acting through an authorised officer of the Collateral Agent), without prior notice to the Company:

(a)	appoint one or more persons to be a Receiver of the whole or any part of the Deposits;

(b)	remove (so far as it is lawfully able) any Receiver so appointed;

(c)	appoint another person(s) as an additional or replacement Receiver(s); or

(d)	appoint one or more persons to be an administrator of the Company.

2.	Capacity of Receivers
Each person appointed to be a Receiver pursuant to Clause 11.1 (Appointment and removal) will be:

(a)	entitled to act individually or together with any other person appointed or substituted as Receiver;

(b)
for all purposes shall be deemed to be the agent of the Company which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Collateral Agent; and

(c)	entitled to remuneration for his services at a rate to be fixed by the Collateral Agent from time to time (without being limited to the maximum rate specified by the Law of Property Act 1925).

3.	Statutory powers of appointment
The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment of the Collateral Agent under the Law of Property Act 1925 (as extended by this Agreement) or otherwise and such powers shall remain exercisable from time to time by the Collateral Agent in respect of any part of the Deposits.

4.	Powers of Receivers
Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Company) have and be entitled to exercise, in relation to the Deposits in respect of which he was appointed, and as varied and extended by the provisions of this Agreement (in the name of or on behalf of the Company or in his own name and, in each case, at the cost of the Company):

(a)	all the powers conferred by the Law of Property Act 1925 on mortgagors and on mortgagees in possession and on receivers appointed under that Act;

(b)	all the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

(c)	all the powers and rights of an absolute owner and power to do or omit to do anything which the Company itself could do or omit to do;

(d)
the power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement or any of the Principal Finance Documents (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise any subsequent delegation or any revocation of such power, authority or discretion by the Receiver itself; and

(e)	the power to do all things (including bringing or defending proceedings in the name or on behalf of the Company) which seem to the Receiver to be incidental or conducive to:

(i)	any of the functions, powers, authorities or discretions conferred on or vested in him;

(ii)	the exercise of any Collateral Rights (including realisation of all or any part of the Deposits); or

(iii)	bringing to his hands any assets of the Company forming part of, or which when got in would be, a Deposit.

5.	Consideration
The receipt of the Collateral Agent or any Receiver shall be a conclusive discharge to a purchaser and, in making any sale or disposal of the Deposits or making any acquisition, the Collateral Agent or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

6.	Protection of purchasers
No purchaser or other person dealing with the Collateral Agent or any Receiver shall be bound to inquire whether the right of the Collateral Agent or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Collateral Agent or such Receiver in such dealings.

7.	Discretions
Any liberty or power which may be exercised or any determination which may be made under this Agreement by the Collateral Agent or any Receiver may, subject to the terms and conditions of the Intercreditor Arrangements and to any requirement of reasonableness required under this Agreement, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

8.	Delegation
Subject to Section 4.05 (Delegation of Duties) of the First Lien Intercreditor Agreement (to the extent permitted by English law), each of the Collateral Agent and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent or the Receiver itself.

12.	Effectiveness of Collateral

1.	Collateral Cumulative
The collateral constituted by this Agreement and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Collateral Agent or any other Secured Party may at any time hold for the Secured Liabilities or any rights, powers and remedies provided by law. No prior security held by the Collateral Agent or any other Secured Party over the whole or any part of any Deposit shall merge into the collateral constituted by this Agreement.

2.	No Waiver
No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any right, power or remedy of the Collateral Agent provided by this Agreement or by law shall operate as a waiver, nor shall any single or partial exercise of that right, power or remedy prevent any further or other exercise of that or any other right, power or remedy of the Collateral Agent provided by this Agreement or by law.

3.	Illegality, Invalidity, Unenforceability
If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired and if any part of the security intended to be created by or pursuant to this Agreement is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.

4.	No liability
None of the Collateral Agent, its nominee(s) or any Receiver or Delegate appointed pursuant to this Agreement shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the Deposits or (c) the taking possession or realisation of all or any part of the Deposits, except to the extent provided in the Principal Finance Documents.

5.	Implied Covenants for Title

(a)	The covenants set out in Sections 3(1), 3(2) and 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 will not extend to Clause 3 (Security over the Deposits).

(b)
It shall be implied in respect of Clause 3 (Security over the Deposits) that the Company is assigning the Deposits free from all charges and encumbrances (whether monetary or not) and from all other rights exercisable by third parties (including liabilities imposed and rights conferred by or under any enactment).

6.	Continuing security

(a)
The security created by or pursuant to this Agreement is a continuing security and will remain in full force and effect as a continuing security for the Secured Liabilities unless and until realised or discharged by the Collateral Agent.

(b)
No part of the security from time to time constituted by this Agreement will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Secured Liabilities.

7.	Immediate recourse
The Company waives any right it may have of first requiring the Collateral Agent or a Secured Party to proceed against or enforce any other rights or Lien or claim payment from any person before claiming from the Company under this Agreement. This waiver applies irrespective of any law or any provision of this Agreement to the contrary.

8.	Avoidance of Payments
If the Collateral Agent, acting on the instruction of the Applicable Representative, considers that any amount paid or credited to any Secured Party is reasonably likely to be avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws the liability of the Company under this Agreement and the security constituted by this Agreement shall continue and such amount shall not be considered to have been irrevocably paid.

9.	Non-competition
Until such time as the Secured Liabilities have been discharged in full, the Company will not exercise any rights which it may have by reason of performance by it of its obligations under this Agreement:

(a)	to be indemnified by any Loan Party;

(b)	to claim any contribution from any guarantor of any Loan Party’s obligations under this Agreement; and/or

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of a Secured Party under the Loan Documents or of any other guarantee or security taken pursuant to, or in connection with, this Agreement by any Secured Party.

10.	Waiver of defences
The obligations of the Company under this Agreement and the Collateral Rights will not be affected by any act, omission, matter or thing which, but for this Clause 12.10 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Agreement and this Lien and whether or not known to the Company or the Collateral Agent or any Secured Party including:

(a)	any time, waiver or consent granted to, or composition with, any Loan Party or other person;

(b)	the release of any other Loan Party or any other person under the terms of any composition or arrangement with any creditor of any Loan Party;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Lien over assets of, any Loan Party or other person or any non-presentment or non-observance of any formality or other requirement in respect of any instruments or any failure to realise the full value of any other Lien;

(d)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of any Loan Party or any other person;

(e)
any amendment, novation, supplement, extension (whether of maturity or otherwise), restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of any Loan Document or any other document or security or of the Secured Liabilities;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security or of the Secured Liabilities; or

(g)	any insolvency or similar proceedings.

11.	No prejudice
The security created by or pursuant to this Agreement and the Collateral Rights shall not be prejudiced by any unenforceability or invalidity of any other agreement or document or by any time or indulgence granted to the Company or any other person, or the Collateral Agent (whether in its capacity as security agent or otherwise) or any of the other Secured Parties or by any variation of the terms upon which the Collateral Agent holds the security or by any other thing which might otherwise prejudice that security or any Collateral Right.

13.	Indemnity

1.	Indemnity
To the extent set out in Section 4.11 (Indemnity) of the First Lien Intercreditor Agreement, the Company shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, attorneys, any Delegate and any Receiver against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes and costs which it may sustain as a consequence of any breach by the Company of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to any Deposit.

2.	Interest on Demands
Section 2.07 (Default Interest) of the Credit Agreement applies to amounts which the Company fails to pay under this Agreement.

3.	Payments Free of Deduction
Section 2.20 (Taxes) of the Credit Agreement applies to this Agreement, save that, for the purposes of this Agreement, the references in Section 2.20 (Taxes) of the Credit Agreement to "a Loan Party", "that Loan Party" and "each Loan Party" shall be replaced with "the Company".

14.	Application of Proceeds
All monies received or recovered and any non-cash recoveries made or received by the Collateral Agent or any Receiver pursuant to this Agreement or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Law of Property Act 1925) be applied in accordance with Section 2.01 of the First Lien Intercreditor Agreement.

15.	Other Security Interests

1.	Redemption or transfer
In the event of any action, proceeding or step being taken to exercise any powers or remedies conferred by any prior ranking Lien in case of exercise by the Collateral Agent or any Receiver of any power of sale under this Agreement the Collateral Agent may redeem such prior Lien or procure the transfer thereof to itself. The Collateral Agent may settle and pass the accounts of the prior Lien and any accounts so settled and passed will be conclusive and binding on the Company.

2.	Costs of redemption or transfer
All principal monies, interest, costs, charges and expenses of and incidental to any redemption or transfer under Clause 15.1 (Redemption or transfer) will be paid by the Company to the Collateral Agent on demand together with accrued interest thereon (as well as before judgment) at the rate from time to time applicable to unpaid sums specified in the Credit Agreement from the time or respective times of the same having been paid or incurred until payment thereof (after as well as before judgment).

3.	Subsequent Interests
If the Collateral Agent (acting in its capacity as security agent or otherwise) or any of the Secured Parties at any time receives notice or is deemed to have received notice of any subsequent Lien affecting all or any part of any Deposit or any assignment or transfer of any Deposit which in either case is prohibited by the terms of this Agreement or the Principal Finance Documents, all payments made by the Company to the Collateral Agent or any of the Secured Parties after that time shall be treated as having been credited to a new account of the Company and not as having been applied in reduction of the Secured Liabilities as at the time when the Collateral Agent received notice.

16.	Suspense Accounts
All monies received, recovered or realised by the Collateral Agent under this Agreement (including the proceeds of any conversion of currency) may in the discretion of the Collateral Agent be credited to any interest bearing suspense or impersonal account maintained with the Collateral Agent or any bank, building society or financial institution as it considers appropriate and may be held in such account for so long as the Collateral Agent may think fit (acting on the instructions of the Applicable Representative) pending their application from time to time (as the Collateral Agent is entitled to do in its discretion) in or towards the discharge of any of the Secured Liabilities and save as provided herein no party will be entitled to withdraw any amount at any time standing to the credit of any suspense or impersonal account referred to above.

17.	Currency Indemnity

(a)	The Secured Liabilities shall be paid in the currency in which it is denominated at the relevant time, unless the Loan Documents provides otherwise.

(b)
If any Secured Liabilities is received from the Company in a currency ("first currency") other than the currency ("second currency") in which it is payable (whether as a result of obtaining or enforcing an order or judgment, the dissolution of any person or otherwise), the amount received shall only satisfy the Company’s obligation to pay its Secured Liabilities to the extent of the amount in the second currency which the relevant Secured Party is able, in accordance with its usual practice, to purchase with the amount received in the first currency on the date of that receipt (or, if it is not possible to make that purchase on that date, on the first date upon which it is possible to do so).

(c)	Subject to Section 9.05 (Expenses; Indemnity) of the Credit Agreement and the terms of the Principal Finance Documents, the Company indemnifies each Secured Party against:

(i)	any loss sustained by it as a result of the amount purchased by it in the second currency pursuant to Clause (b) above being less than the amount due; and

(ii)	all costs and expenses properly incurred by it in purchasing the second currency, in respect of any Secured Liabilities received from the Company.

(d)	The Company shall pay to the relevant Secured Party, promptly upon demand, in the currency stipulated, all amounts payable pursuant to such indemnity.

18.	Assignment
The Collateral Agent may assign and transfer all or any of its rights and obligations under this Agreement to facilitate the performance of its role as Collateral Agent under the Loan Documents in accordance with the Intercreditor Arrangements. This Agreement shall be binding upon and shall inure to the benefit of each party and its direct or subsequent legal successors, permitted transferees and assigns.

19.	Disclosure
Subject to Section 9.16 (Confidentiality) of the Credit Agreement and the terms of the Principal Finance Documents, the Collateral Agent shall be entitled to disclose such information concerning the Company and this Agreement as the Collateral Agent considers appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by applicable law.

20.	Collateral Agent Successors
This Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Collateral Agent; and references to the Collateral Agent shall include any assignee or successor in title of the Collateral Agent and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Collateral Agent under this Agreement or to which, under such laws, those rights and obligations have been transferred.

21.	Waivers and Counterparts

1.	Waivers
No waiver by the Collateral Agent of any of its rights under this Agreement shall be effective unless given in writing.

2.	Counterparts
This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

22.	Law
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

23.	Enforcement

1.	Jurisdiction of English Courts

(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) or any non-contractual obligations arising out of or in connection with this Agreement (a "Dispute").

(b)	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

(c)
This Clause 23 (Enforcement) is for the benefit of the Collateral Agent only. As a result and notwithstanding Clause 23.1(a), it does not prevent the Collateral Agent from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Collateral Agent may take concurrent proceedings in any number of jurisdictions.

2.	Service of process
Without prejudice to any other mode of service allowed under any relevant law, the Company:

(a)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(b)	agrees that failure by an agent for service of process to notify the Company of the process will not invalidate the proceedings concerned.
THIS AGREEMENT has been signed on behalf of the Collateral Agent and executed as a deed by the Company and is intended to be and is hereby delivered by it as a deed on the date specified above.

SCHEDULE 1
FORM OF NOTICE OF ASSIGNMENT
To:
Mizuho Bank, Ltd., London Branch
One Friday Street
London
EC4M 9JA
Attention: Masafumi Otsuji, Director
Date: [•]
Dear Sirs,
We give you notice that, pursuant to an English law security over cash agreement (the "Agreement") dated 1 November 2013 and made between ourselves and The Bank of New York Mellon (the "Collateral Agent"), we have assigned to the Collateral Agent all of our right, title and interest in the credit balance from time to time on account number F10-741- 805096(IBAN GB23MHCB40506910805096) (which is a Euro denominated account) (account name Beverage Packaging Holdings (Luxembourg) III S.à r.1.) (including any renewal or redesignation thereof or substitution therefor), account number F10-741-145030 (IBAN GB92MHCB40506910145030) (which is a US dollar denominated account) (account name Beverage Packaging Holdings (Luxembourg) III S.à r.1.) (including any renewal or redesignation thereof or substitution therefor) and all rights, benefits and proceeds in respect of the credit balance of the respective account from time to time (the "Accounts"). All references to the Collateral Agent in this notice include any person or entity appointed as successor to The Bank of New York Mellon as Collateral Agent.
You are hereby instructed that, following your receipt of any notice from the Collateral Agent that an Enforcement Event (as defined in the Agreement) has occurred and is continuing:

(a)
any existing payment instructions affecting the Accounts shall immediately be terminated and all payments and communications in respect of the Accounts shall from that time onwards be made to the Collateral Agent or to its order (and in the case of communications, with a copy to us); and

(b)	all rights, interests and benefits whatsoever accruing to or for the benefit of ourselves arising from the Accounts shall belong to the Collateral Agent.
For the avoidance of doubt, unless and until you receive notice from the Collateral Agent that an Enforcement Event (as defined in the Agreement) has occurred and is continuing, the Accounts shall be operated as normal in accordance with the account mandate that currently exists.
Please accept this notice by signing the enclosed acknowledgement and returning it to the Collateral Agent at 101 Barclay Street, Floor 4E, New York, NY 10286, USA, facsimile +1 212-815-5603 marked for the attention of International Corporate Trust.
This notice and any non-contractual obligations arising out of or in connection with it are governed by English law.
Yours faithfully

for and on behalf of
Beverage Packaging Holdings (Luxembourg) III S.à r.l.
[on copy only]
To: The Bank of New York Mellon
Date: []
At the request of the Collateral Agent and Beverage Packaging Holdings (Luxembourg) III S.à r.l. we acknowledge receipt of the notice of assignment, on the terms attached, in respect of the Accounts (as described in those terms). We confirm that:

(a)
the balance standing to the Accounts at today’s date is EUR [] and USD [], no fees or periodic charges are payable in respect of the Accounts and there are no restrictions on (a) the payment of the credit balance on the Accounts [(except, in the case of a time deposit, the expiry of the relevant period)] or (b) the assignment of the Accounts to the Collateral Agent or any third party;

(b)	we have not received notice of any previous and continuing assignments of, charges over or trusts in respect of, the Accounts;

(c)
following receipt by ourselves of notice from the Collateral Agent that an Enforcement Event (as defined in the Agreement) has occurred and is continuing, we will not without the Collateral Agent’s consent (i) exercise any right of combination, consolidation or set off which we may have in respect of the Accounts or (ii) amend or vary any rights attaching to the Accounts;

(d)
following receipt by ourselves of notice from the Collateral Agent that an Enforcement Event has occurred and is continuing, we will act only in accordance with the instructions given by persons authorised by the Collateral Agent and we shall send all statements and other notices given by us relating to the Accounts to the Collateral Agent; and

(e)
we will not, in accordance with the Dormant Bank and Building Society Accounts Act 2008, take any steps to transfer the balance standing to the credit of the Accounts to the reclaim fund without the Collateral Agent’s prior written consent.

For and on behalf of Mizuho Bank, Ltd., London Branch

By:
Company    )
Executed as a deed by    )
BEVERAGE PACKAGING HOLDINGS     )
(LUXEMBOURG) III S.A R.L.     )
acting by its duly authorised representative    )

/s/ Cindi Lefari
Name: Cindi Lefari

Title: Authorised Signatory

Signature of witness:
/s/ Karen M Mower
Name of witness: Karen Mower

Address of witness:
Level 22
20 Bond Street
Sydney NSW 2000 Australia
Occupation of Witness:
Lawyer

The Collateral Agent

THE BANK OF NEW YORK MELLON

Executed by    )
THE BANK OF NEW YORK MELLON    )

/s/ Catherine F. Donohue
Name: Catherine F. Donohue
Vice President
Title: Vice President